Registration No. 333-

As filed with the Securities and Exchange Commission on May 23, 2016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
GENERAL GROWTH PROPERTIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	27- 2963337 (I.R.S. Employer Identification Number)
110 N. Wacker Drive Chicago, Illinois 60606 (312) 960-5000 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
Marvin J. Levine
Executive Vice President and Chief Legal Officer
General Growth Properties, Inc.
110 N. Wacker Drive
Chicago, Illinois 60606
(312) 960-5000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post- effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post- effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post- effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non- accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," accelerated filer" and "smaller reporting company" in Rule 12b- 2 of the Exchange Act:

☒	Large accelerated filer
☐	Accelerated filer
☐	Non-accelerated filer (Do not check if a smaller reporting company)
☐	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered		Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)(3)		Amount of Registration Fee(3)
Common stock, par value $0.01 per share	(4)	299,316,094	—	—		—
Common stock warrants	(5)	73,928,571	—	—		—	(6)
Common stock issuable upon the exercise of common stock warrants	(7)	89,697,533	—	$59,397,149	(8)	$5,981.30
Total:		—	—	$59,397,149		$5,981.30

(1)
Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends, anti-dilution adjustments or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act.

(3)
As discussed below, pursuant to Rule 415(a)(6) under the Securities Act, this registration statement includes unsold securities that had been previously registered and for which the registration fee has been previously paid. Accordingly, the proposed maximum aggregate offering price reflected in the table above and the amount of the registration fee has been calculated based on the proposed maximum offering price of the additional $59,397,149 of securities (consisting of 6,749,676 shares of common stock issuable upon the exercise of common stock warrants) being registered on this registration statement.

(4)	Represents shares of our common stock held by the selling securityholders identified herein.

(5)	Represents warrants to acquire shares of our common stock held by the selling securityholders identified herein.

(6)
Pursuant to Rule 457(g) promulgated under the Securities Act, no separate registration fee is required for the warrants being offered hereby because the warrants are being registered on the same registration statement as the common stock underlying the warrants.

(7)	Represents shares of our common stock issuable upon the exercise of warrants.

(8)
Pursuant to Rule 457(g) promulgated under the Securities Act, the maximum aggregate offering price for the additional 6,749,676 shares of common stock issuable upon the exercise of the warrants registered hereby is based on the exercise price of $8.80 per share.

In accordance with Rule 415(a)(6) under the Securities Act, this registration statement includes 299,316,094 shares of General Growth Properties, Inc. (“GGP”) common stock and 82,947,857 shares of GGP common stock issuable upon the exercise of GGP common stock warrants, all of which were previously registered for resale by GGP, but not sold, pursuant to Registration Statement No. 333-170239 on Form S-11 originally filed on November 1, 2010, Registration Statement No. 333-172791 on Form S-3 originally filed on March 11, 2011 and Registration Statement No. 333-189463 on Form S-3 originally filed on June 20, 2013 (collectively, the “Original Registration Statements”). An aggregate filing fee of $654,577.82 was paid for the registration of the securities included in the Original Registration Statements (calculated at the rate in effect at the time each Original Registration Statement was filed). Pursuant to Rule 415(a)(6) under the Securities Act, the filing fee previously paid in connection with such unsold securities will continue to be applied to such unsold securities which are being carried forward to this registration statement. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of the unsold securities registered under the Original Registration Statements will be deemed terminated as of the date of effectiveness of this Registration Statement.

PROSPECTUS

GENERAL GROWTH PROPERTIES, INC.
389,013,627 shares of Common Stock
73,928,571 Warrants to purchase shares of Common Stock

This prospectus relates solely to the resale by the selling securityholders identified in this prospectus of up to an aggregate of (i) 389,013,627 shares of common stock of General Growth Properties, Inc., $0.01 par value per share, consisting of 299,316,094 shares of common stock issued to or acquired by the selling securityholders and 89,697,533 shares of common stock issuable upon exercise of the warrants described herein; and (ii) 73,928,571 warrants to acquire our common stock.

The selling securityholders identified in this prospectus (which term as used herein includes their pledgees, donees, transferees or other successors-in-interest) may offer the shares or warrants from time to time as they may determine through public transactions or through other means and at varying prices as determined by the prevailing market price for shares or in negotiated transactions as described in the section entitled “Plan of Distribution”.

We do not know when or in what amount the selling securityholders may offer the shares for sale. Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “GGP.” Our warrants are not currently listed on any exchange or quotation system. We do not intend to list the warrants on any exchange; accordingly, there will not be, and there is not currently, an established market price for the warrants. We expect that the offering price for the warrants will be based on the relationship between the exercise price of the warrants and the prevailing market price for our common stock at the time of sale. The closing price for our common stock on the NYSE on May 20, 2016 was $26.63.

We will not receive any of the proceeds from the sale of these shares of our common stock or the warrants by the selling securityholders.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus and the “Risk Factors” section contained in any applicable prospectus supplement and in the documents we incorporate by reference for a description of the risks you should consider when evaluating such investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 23, 2016.

i

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933. The selling securityholders may sell, at any time and from time to time, in one or more offerings, one or any combination of the securities described in this prospectus and any accompanying prospectus supplement. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, as well as any accompanying prospectus supplement and any documents incorporated by reference herein or therein.

You should read this prospectus and any prospectus supplement together with any documents incorporated by reference and any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” and “Incorporation by Reference” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference herein or therein by reference is accurate only as of the date contained on the cover of such documents. Neither the delivery of this prospectus nor any accompanying prospectus supplement, nor any sale made under this prospectus and any accompanying prospectus supplement will, under any circumstances, imply that the information in this prospectus or any accompanying prospectus supplement is correct as of any date after this prospectus or any accompanying prospectus supplement. Our business, financial condition and results of operations may have changed since that date. Any information in such subsequent filings that is inconsistent with this prospectus or any accompanying prospectus supplement will supersede the information in this prospectus or any accompanying prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus and any accompanying prospectus supplement.

We have not authorized anyone else to provide you with other information. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Unless otherwise stated, or the context otherwise requires, references in this prospectus to “we,” “us,” “our,” “our company” or “the company” are to General Growth Properties, Inc. and its subsidiaries and joint ventures.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus or in any prospectus supplement or document incorporated herein by reference, including statements such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “would” or similar expressions, constitute “forward-looking statements.” Forward-looking statements are based on our current plans, expectations and projections about future events. Forward-looking statements should not be unduly relied upon. They give our expectations about the future and are not guarantees. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements to materially differ from any future results, performance and achievements expressed or implied by such forward-looking statements.

Forward-looking statements include, but are not limited to:

•	descriptions of plans or objectives for future operations;

•
projections of our revenues, net operating income, Company net operating income, earnings per share, Funds From Operations (“FFO”), Company FFO, capital expenditures, income tax and other contingent liabilities, dividends, leverage, capital structure or other financial items;

•	forecasts of our future economic performance; or

•	descriptions of assumptions underlying or relating to any of the foregoing.

There are several factors, many beyond our control, which could cause results to differ materially from our expectations, some of which are described in Item 1A Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2015 (our “Annual Report”). These factors are incorporated herein by reference. Any factor could by itself, or together with one or more other factors, adversely affect our business, results of operations or financial condition. There are also other factors that we have not described in this prospectus or in our Annual Report that could cause results to differ from our expectations.
These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Also, these forward-looking statements present estimates and assumptions only as of the date made. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of such forward-looking statements.

OUR COMPANY

General Growth Properties, Inc. (“GGP” or the “Company”), a Delaware corporation, was organized in July 2010 and is a self-administered and self-managed real estate investment trust, referred to as a “REIT”. In this prospectus, the terms “we,” “us” and “our” refer to GGP and its subsidiaries.

GGP, through its subsidiaries and affiliates, is an owner and operator of retail properties. As of March 31, 2016, we are the owner, either entirely or with joint venture partners, of 128 retail properties.

Substantially all of our business is conducted through GGP Operating Partnership, LP (“GGPOP”), GGP Nimbus, LP (“GGPN”) and GGP Limited Partnership (“GGPLP”, and together with GGPN and GGPOP, the “Operating Partnerships”), subsidiaries of GGP. As of March 31, 2016, GGP held an approximate 99% common equity ownership (without giving effect to the potential conversion of the Preferred Units and LTIP Units as defined below) of the Operating Partnerships, while the remaining 1% is held by limited partners and certain previous contributors of properties to the Operating Partnerships or their predecessors.

GGPOP is the general partner of, and owns a 1.5% equity interest in, each Operating Partnership. GGPOP has common units of limited partnership (“Common Units”), which are redeemable for cash or, at our option, shares of GGP common stock. It also has preferred units of limited partnership interest (“Preferred Units”), of which, certain Preferred Units can be converted into Common Units and then redeemed for cash or, at our option, shares of GGP common stock. GGPOP has full value long term incentive plan units and appreciation only long term incentive plan units (collectively “LTIP Units”), which are redeemable for cash or, at our option, shares of GGP common stock.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below and under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each subsequently filed Quarterly Report on Form 10-Q and in the other documents incorporated by reference into this prospectus, as well as the other information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement before making a decision to invest in our securities. See “Where You Can Find More Information” and “Incorporation by Reference.”

Risks Related to Our Common Stock and Warrants

Our stock price historically has been, and the trading prices of shares of our common stock are likely to be, volatile.

The price of our common stock on the NYSE constantly changes and has been subject to significant price fluctuations and such volatility may continue. Factors impacting stock price may include:

•	actual or anticipated variations in our operating results;

•	changes in our funds from operations or earnings estimates;

•	the success of our real estate redevelopment and expansion strategy;

•	our ability to comply with the financial covenants in our debt agreements and the impact of restrictive covenants in our debt agreements;

•	our access to financing;

•	changes in market valuations of similar companies;

•	speculation in the press or investment community; and

•	the realization of any of the other risk factors included in this prospectus.

In addition, the market in general has historically experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

The market price of our warrants will be directly affected by the market price of our common stock, which may be volatile.

To the extent that a secondary market for our warrants develops, we believe that the market price of our warrants will be significantly affected by the market price of our common stock. We cannot predict how the shares of our common stock will trade in the future. This may result in greater volatility in the market price of our warrants than would be expected for non-exercisable securities.

The market price of our common stock may decline below the price per share of the common stock registered hereby, and as a result, you may not be able to resell your shares of common stock at or above your purchase price and you may lose all or part of your investment.

We cannot assure you that the market price of our common stock will not decline further below the trading price per share as of the date of this prospectus. If that occurs, you will suffer an immediate unrealized loss on those shares.

As a result, you may not be able to resell shares of the common stock at or above your purchase price or the exchange price per share, as applicable, and you may lose all or part of your investment in our common stock. The price per share in this registration should not be considered an indication of the future trading price of our common stock.

There may be dilution of our common stock from the exercise of our warrants and stock options or the issuance of additional stock through our stock incentive plans, which may materially adversely affect the market price of our common stock or our warrants and negatively impact a holder’s investments.

The exercise of some or all of the warrants or options outstanding for our common stock will dilute the ownership interest of our existing stockholders. Likewise, any additional issuances of common stock, through our stock incentive plans or otherwise, will dilute the ownership interests of our existing stockholders. Any sales in the public market of such additional common stock could adversely affect prevailing market prices of the outstanding shares of our common stock or warrants. In addition, the existence of our warrants or options may encourage short selling or arbitrage trading activity by market participants because the exercise of our warrants or options could depress the price of our common stock. As noted above, a decline in the market price of our common stock may negatively impact the market price for our warrants.

Future issuances and sales of our capital stock or securities convertible into or exchangeable for our capital stock by us or by existing stockholders may adversely affect the market price for our common stock and may cause dilution to our stockholders.

Additional issuances and sales (including resales by certain of our stockholders or (or affiliates of our stockholders) who have registration rights, including affiliates of Brookfield Asset Management, Inc. (collectively, with its designees, as applicable, the “Brookfield Investors”), issuances of stock to participating stockholders pursuant to our dividend reinvestment plan and other issuances of our stock for the purchase of property, pursuant to contractual arrangements or otherwise) of capital stock or securities convertible into or exchangeable for capital stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at a time and price favorable to us. In most circumstances, stockholders will not be entitled to vote on whether or not we issue additional capital stock. In addition, depending on the terms and pricing of an additional offering of our common stock and the value of our properties, our stockholders may experience dilution in both the book value and the market value of their shares.

The Brookfield Investors have certain rights to maintain their proportionate ownership interests in our common stock, which may cause dilution to other stockholders.

Any additional future issuance of our capital stock will reduce the percentage of our common stock owned by investors who purchase shares registered hereby that do not participate in future issuances. However, for so long as the Brookfield Investors beneficially own at least 5% of our outstanding common stock on a fully diluted basis, the Brookfield Investors will have the right to purchase our common stock as necessary to allow them to maintain their respective proportionate ownership interests in us on a fully diluted basis.

The adjustment to the exercise price for warrants exercised in connection with an anti-dilutive adjustment event may not adequately compensate you for any lost value of your warrants as a result of such transaction.

If a specified corporate event or transaction constituting a dilutive event occurs, under certain circumstances we will decrease the exercise price for warrants exercised in connection with such dilutive adjustment event. The decrease in the exercise price will be determined based on the date on which the dilutive event occurs or becomes effective and the price paid per share of our common stock in such dilutive event. The adjustment to the exercise price for warrants exercised in connection with a dilutive event may not adequately compensate you for any lost value of your warrants as a result of such dilutive event.

There is currently no established public market for our warrants.

There is no public market for our warrants, and an active trading market for them may not develop. We cannot assure you that a liquid trading market will develop for our warrants (or, if developed, that a liquid trading market for our warrants will be maintained), that you will be able to sell your warrants a particular time or that the prices you receive when you sell will be favorable. In addition, the liquidity of our common stock may be negatively impacted by the concentration of our common stock with the Brookfield Investors. Lack of liquidity of our common stock also may make it more difficult for us to raise additional capital, if necessary, through equity financings.

Under certain circumstances, holders may have to pay U.S. federal income tax as a result of a deemed distribution with respect to our common stock or warrants-even if holders do not receive a corresponding distribution of cash-such as, if we adjust, or fail to adjust, the exercise price of the warrants in certain circumstances.

Holders of our common stock or warrants may be treated as having received a constructive distribution in certain circumstances, for example if we make certain adjustments to (or fail to make adjustments to) the exercise price of the warrants and such adjustment (or failure to make an adjustment) has the effect of increasing the proportionate interest of certain holders in our earnings and profits or assets. Such a distribution could be treated as a taxable dividend or capital gain for U.S. federal income tax purposes even though holders do not receive any cash with respect to such constructive distribution. In addition, non-U.S. holders (as defined in “United States Federal Income Tax Considerations”) may be subject to U.S. federal withholding tax on any such constructive distribution on our common stock or warrants. You are advised to consult your independent tax advisor and to read the section titled “United States Federal Income Tax Considerations” regarding the possibility and tax treatment of any deemed distributions for U.S. federal income tax purposes.

USE OF PROCEEDS

We are registering these shares of our common stock and these warrants for the benefit of the selling securityholders. We will not receive any proceeds from the resale of our common stock or the warrants under this offering.

DESCRIPTION OF SECURITIES

General

We were incorporated as a Delaware corporation on July 1, 2010.

Our authorized capital stock consists of 11,000,000,000 shares of common stock and 500,000,000 shares of preferred stock, $0.01 par value per share.

Holders of outstanding shares of our common stock have the right to vote on all questions to the exclusion of all other stockholders, each holder of record of our common stock being entitled to one vote for each share of common stock standing in the name of the stockholder on the books of the company, except as otherwise required by law, provided in our certificate of incorporation, as it may be amended from time to time, or provided in our certificates of designations and any resolution adopted by our board of directors with respect to any series of capital stock subsequently established.
Under our investment agreement with the Brookfield Investors, the Brookfield Investors have preemptive rights to purchase our common stock as necessary to allow them to maintain their proportional ownership interest in us on a fully diluted basis, even though other holders of outstanding shares of our common stock will not have such preemptive rights. Any such offering could dilute the holders of outstanding shares of our common stock’s investment in us.

The following summary description of our common stock does not purport to be complete and is qualified in its entirety by reference to the actual terms and provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, forms of which have been filed as exhibits to the registration statement of which this prospectus is part. As of May 2, 2016, 883,196,593 shares of our common stock were outstanding and 73,930,000 warrants to purchase 89,697,535 shares of our common stock, in the aggregate, were outstanding. In addition, we may in the future designate shares of Class C preferred stock, as described below under “Preferred Stock-Series C Preferred Stock.”

Restrictions on Ownership and Transfer

Generally, for us to qualify as a REIT under the Code for a taxable year, the following conditions (among others) must be satisfied:

•
not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain entities, at any time during the last half of a taxable year;

•
our capital stock must be beneficially owned, without regard to any rules of attribution of ownership, by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and

•	certain percentages of our gross income and assets must be from particular activities and types of assets.

Accordingly, our certificate of incorporation contains provisions which limit the value of our outstanding capital stock that may be owned by any stockholder. We refer to this limit as the “Ownership Limit.”

Subject to certain exceptions, the Ownership Limit provides that no stockholder may own, or be deemed to own by virtue of the applicable attribution provisions of the Code, more than the Ownership Limit. The Ownership Limit is set at 9.9% of the number or value, whichever is more restrictive, of the outstanding shares of capital stock. The board of directors may waive the Ownership Limit in certain circumstances, including pursuant to our investment agreement with the Brookfield Investors, which provides that the board of directors may waive such restriction subject to the Brookfield Investors making certain representations and covenants.

Our board of directors may waive the Ownership Limit if presented with satisfactory evidence that such ownership will not jeopardize our status as a REIT. As a condition of such waiver, our board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our REIT status. The Ownership Limit will not apply if the board of directors and the holders of capital stock determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. If shares of capital stock in excess of the Ownership Limit, or shares which would cause us to be beneficially owned by fewer than 100 persons, are issued or transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to such shares.

Our certificate of incorporation further provides that, subject to limited exceptions, upon a transfer or other event that results in a person owning (either directly or by virtue of the applicable attribution rules) capital stock in excess of the applicable Ownership Limit (referred to as “Excess Shares”), such person (known as a “Prohibited Owner”) will not acquire or retain any rights or beneficial economic interest in such Excess Shares. Rather, the Excess Shares will be automatically transferred to a person or entity unaffiliated with and designated by us to serve as trustee of a trust for the exclusive benefit of a charitable beneficiary to be designated by us within five days after the discovery of the transaction which created the Excess Shares. The trustee shall have the exclusive right to designate a person who may acquire the Excess Shares without violating the applicable ownership restrictions (a “Permitted Transferee”) to acquire any and all of the shares held by the trust. The Permitted Transferee must pay the trustee valuable consideration (whether in a public or private sale) for the Excess Shares. The trustee shall pay to the Prohibited Owner the lesser of (a) the value of the shares at the time they became Excess Shares and (b) the price received by the trustee from the sale of the Excess Shares to the Permitted Transferee. The beneficiary will receive the excess of (a) the sale proceeds from the transfer to the Permitted Transferee over (b) the amount paid to the Prohibited Owner, if any, in addition to any dividends paid with respect to the Excess Shares.

The Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above or in our certificate of incorporation, any change in the Ownership Limit would require an amendment to our certificate of incorporation. In addition to preserving our status as a REIT, the Ownership Limit may preclude an acquisition of control of us without the approval of our board of directors.
All shares of capital stock issued by us will be subject to legends and stop-transfer restrictions as described above.

Limitation of Liability of Directors

Our Amended and Restated Certificate of Incorporation provides that no director will be personally liable for monetary damages to us or to our stockholders for breach of fiduciary duty as a director, except for liability to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. Any amendment, modification or repeal of any provision of our amended and restated certificate of incorporation that is inconsistent with the foregoing will not adversely affect any right or protection of a director in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Indemnification

Our Amended and Restated Certificate of Incorporation provides that we will indemnify and hold harmless each of our officers and directors. The indemnification provisions provide that we indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, and advance to our officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In addition, we may, by action of our board of directors, provide indemnification to our employees and agents with the same (or lesser) scope and effect as the foregoing indemnification of directors and officers and we have entered into indemnification agreements with members of our board of directors.

Delaware Anti-Takeover Statute

We are a Delaware corporation and will continue to be subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an “interested stockholder” (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a “business combination” (as defined in Section 203) with us for three years following the date that person becomes an interested stockholder unless:

•
before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•
upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also our officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•
following the transaction in which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

Under Section 203, these restrictions do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving us and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

Preferred Stock

Our Amended and Restated Certificate of Incorporation provides that our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof.

The authority of the board of directors with respect to each series of Preferred Stock includes, but is not limited to, determination of the following:

•	the designation of the series, which may be by distinguishing number, letter or title;

•
the number of shares of the series, which number the board of directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

•
whether dividends, if any, shall be paid, and, if paid, the date or dates upon which, or other times at which, such dividends shall be payable, whether such dividends shall be cumulative or noncumulative, the rate of such dividends (which may be variable) and the relative preference in payment of dividends of such series;

•	the redemption provisions and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking or similar fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our corporation;

•
whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of our corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices, or rate or rates, any adjustments thereto, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of shares of the series.

Series A Preferred Stock. On February 13, 2013, we issued 10,000,000 shares of 6.375% Series A Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) at a price of $25.00 per share.

Dividends. Holders of our Series A Preferred Stock are entitled to cumulative preferential cash dividends (whether or not declared) at a rate of 6.375% per year of the $25.00 liquidation preference per share (equivalent to an annual rate of $1.59375 per share). Dividends on our Series A Preferred Stock are payable quarterly in arrears on the first day of January, April, July and October of each year, or, if not a business day, the next succeeding business day (and no interest, additional dividends or other sums will accrue or accumulate on the amount so payable for the period from and after that dividend payment date to that next succeeding business day), when, as and if declared by our board of directors.

Ranking. Our Series A Preferred Stock ranks:

•
senior to our common stock and any other class or series of capital stock established by us in the future, the terms of which specifically provide that such series ranks junior to the Series A Preferred Stock as to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up,

•
on parity with any other series of preferred stock that we may establish in the future the terms of which specifically provide that such series ranks on parity with our Series A Preferred Stock with respect to the payment of dividends and distributions of assets upon our liquidation, dissolution or winding up, and

•
junior to any other series of preferred stock established by us in the future, the terms of which specifically provide that such series ranks senior to our Series A Preferred Stock as to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up (which establishment shall be subject to the provisions under “Voting Rights” below).

Liquidation Preference. If we liquidate, dissolve or wind up, holders of our Series A Preferred Stock will be entitled to receive out of our assets available for distribution to stockholders (after payment or provision for all of our debts and other liabilities and subject to the preferential rights of the holders of any series of preferred stock ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon our liquidation, dissolution or winding up (the establishment of which series of preferred shall be subject to the provisions under “-Voting Rights” below)) a liquidation preference of $25.00 per share, plus all accumulated and unpaid dividends (whether or not declared) to, but not including, the date of payment, before any distribution of assets is made to the holders of our common stock and any other class or series of our capital stock ranking junior to our Series A Preferred Stock with respect to the distribution of assets upon our liquidation, dissolution or winding up.

Optional Redemption. Except with respect to the special optional redemption and REIT qualification optional redemption provisions described below, we may not redeem the Series A Preferred Stock prior to February 13, 2018. On or after February 13, 2018, we, at our option, upon giving the notice described below, may redeem our Series A Preferred Stock, in whole at any time or in part from time to time, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends (whether or not declared) to, but not including, the date of redemption. Any partial redemption will be made on a pro rata basis or by any other equitable method determined by us and in accordance with any applicable securities exchange rules.

Special Optional Redemption. Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series A Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends (whether or not declared) to, but not including, the date of redemption.

A “Change of Control” is when, after the initial delivery of the Series A Preferred Stock, the following have occurred and are continuing:

•
the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•
following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE MKT or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Conversion Rights. Upon the occurrence of a Change of Control, each holder of Series A Preferred Stock will have the right to convert some or all of the Series A Preferred Stock held by such holder (unless we have provided or provide irrevocable notice of our election to redeem the Series A Preferred Stock in which case such holder will only have the right with respect to the shares of Series A Preferred Stock not called for redemption (unless we default in the payment of the redemption price and all accumulated and unpaid dividends in which case such holder will again have a conversion right with respect to the shares subject to such default in payment)) into a number of shares of our common stock per share of Series A Preferred Stock to be converted equal to the lesser of:

•
the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of all accumulated and unpaid dividends (whether or not declared) to, but not including, the Change of Control conversion date (unless the Change of Control conversion date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (ii) the Common Stock Price; and

•	the Share Cap (as defined), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration and other conditions.

Except as provided above in connection with a Change of Control, the Series A Preferred Stock is not convertible into or exchangeable for any other securities or property.

REIT Qualification Optional Redemption. If the redemption of a holder’s Series A Preferred Stock is required to prevent a violation of our Ownership Limit, then we may, at our option, redeem the Series A Preferred Stock of such holder, in such amount required to comply with the Ownership Limit, for cash at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends (whether or not declared), to, but not including, the date of redemption.

No Maturity, Sinking Fund Mandatory Redemption. The Series A Preferred Stock has no stated maturity date and is not subject to mandatory redemption or any sinking fund. We are not required to set aside funds to redeem the Series A Preferred Stock. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem the shares at our option or, under circumstances where the holders of the Series A Preferred Stock have a conversion right, such holders decide to convert the Series A Preferred Stock into our common stock.

Voting Rights. Except as may be required by law or the rules of the NYSE or any other securities exchange or quotation system on which the Series A Preferred Stock is then listed, traded or quoted, holders of our Series A Preferred Stock will have no voting rights. If, however, dividends on any outstanding shares of our Series A Preferred Stock have not been paid for six or more quarterly periods (whether or not consecutive), holders of our Series A Preferred Stock, voting as a single class together with the holders of any other series of our preferred stock that we may issue in the future that are entitled to similar voting rights, will be entitled to elect two additional directors to our board of directors to serve until all unpaid dividends have been paid or declared and set apart for payment.

In addition, we may not, without the affirmative vote of holders of at least two-thirds of the outstanding shares of our Series A Preferred Stock voting separately as a class:

•
authorize, create or increase the authorized or issued amount of any class or series of capital stock ranking senior to our Series A Preferred Stock with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or reclassify any authorized capital stock into, or create, authorize or issue any obligation or security convertible into, exchangeable for or evidencing the right to purchase, any such senior shares; or

•
amend, alter or repeal the provisions of our certificate of incorporation (including the certificate of designations) or bylaws, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of our Series A Preferred Stock or the holders thereof.

Any increase in the amount of total authorized preferred stock, or any increase in the amount of authorized shares of our Series A Preferred Stock, or any creation, issuance or increase in the amount of authorized shares of any other series of our preferred stock ranking on parity with or junior to our Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

Information Rights. During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any Series A Preferred Stock is outstanding, we will (1) transmit by mail or otherwise provide (or by other permissible means under the Exchange Act) to all holders of Series A Preferred Stock as their names and addresses appear in our record books (or otherwise in accordance with the applicable procedures of DTC) and, without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits, including certifications, that would have been required) and (2) promptly, upon request, provide copies of such reports to any prospective holder of Series A Preferred Stock.

Preemptive Rights. No holders of the Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any other security.

Series C Preferred Stock. We may in the future designate authorized shares of our Preferred Stock as Series C Preferred Stock. If issued, the Series C Preferred Stock will have a liquidation value of $1,000 per share. We may issue Series C Preferred Stock in the event that holders of GGPOP Series B preferred units elect to redeem their GGPOP Series B preferred units, and we pay for such units with the Series C Preferred Stock rather than cash, at our election.

Each share of Series C Preferred Stock will be entitled to quarterly cumulative cash dividends equal to the greater of (i) of $21.25 and (ii) the amount of the regular quarterly cash dividends for such dividend period upon the number of shares of common stock (or portion thereof) into which such Series C Preferred Stock is then convertible; provided, that no payment will be made on account of clause (ii) after June 10, 2017.

The Series C Preferred Stock will be convertible at a holder’s option into shares of our common stock until June 10, 2017. The initial conversion ratio will be 20 shares of our common stock per share of Series C Preferred Stock and will be subject to customary adjustments for certain share splits and dividends. The liquidation value of the Series C Preferred Stock will be $1,000 plus accrued and unpaid dividends. The Series C Preferred Stock, if issued and outstanding, will rank senior to our common stock. Except as required by law and with certain exceptions, the Series C Preferred Stock will not have voting rights.

Warrants

We have outstanding, as adjusted, 73,928,571 warrants held by the Brookfield Investors to purchase up to 89,697,533 shares of our common stock with 57,500,000 of such warrants having an exercise price of $8.80 per share and 16,430,000 of such warrants having an exercise price of $8.60 per share.

The conversion ratio and exercise prices of these warrants are subject to further adjustment as provided in the related warrant agreements. Each such warrant has a term of seven years, expires on November 9, 2017, is fully vested and is immediately exercisable.

There is currently no established market price for the warrants. We expect that the offering price for the warrants will be based on the relationship between the exercise price of the warrants and the prevailing market price for our common stock at the time of sale. The closing price for our common stock on the NYSE on May 20, 2016 was $26.63.

Rights of Holders of GGPOP Common Units

Certain holders of GGPOP common units have certain redemption, conversion or registration rights in respect of our common stock.
Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC, Brooklyn, New York.

SELLING SECURITYHOLDERS

The selling securityholders may from time to time offer and sell any or all of the shares of our common stock or warrants set forth below pursuant to this prospectus. When we refer to “selling securityholders” in the “Plan of Distribution” section of this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling securityholders’ interests in shares of our common stock (including the warrants) other than through a public sale. Except as noted in this prospectus, none of the selling securityholders have, or within the past three years have had, any material relationship with us or any of our predecessors or affiliates and the selling securityholders are not or were not affiliated with registered broker-dealers.
Based on the information provided to us by the selling securityholders and as of the date the same was provided to us, assuming that the selling securityholders sell all of the shares of our common stock and warrants owned or beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling securityholders will not own any shares other than those appearing in the column entitled “Shares of Common Stock and Warrants Beneficially Owned After the Offering.” We cannot advise you as to whether the selling securityholders will in fact sell any or all of such shares of common stock or warrants to acquire our common stock. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock or warrants to acquire our common stock in transactions exempt from the registration requirements of the Securities Act after the date as of which the information is set forth on the table below.
Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to warrants or options currently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be outstanding and beneficially owned by the person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

	Shares of Common Stock Beneficially Owned Prior to the Offering		Warrants Beneficially Owned Prior to the Offering				Shares of Common Stock and Warrants Beneficially Owned After Offering
Name of Beneficial Owner	Number of Shares(3)	Percentage of Shares of Outstanding Common Stock	Number of Warrants	Percentage of Outstanding Warrants	Number of Shares of Common Stock Being Offered in this Offering	Number of Warrants Being Offered in this Offering	Number of Shares and Warrants	Percentage of Shares and Warrants
BPY Retail II LLC	8,670,667	0.1%	0	0.0%	8,670,667	0	0	0.0%
BPY Retail IV LLC	61,444,210	7.0%	0	0.0%	61,444,210	0	0	0.0%
BPY Retail V LLC	8,670,667	0.1%	0	0.0%	8,670,667	0	0	0.0%
BPY Retail VI LLC	37,191,170	4.2%	0	0.0%	37,191,170	0	0	0.0%
Brookfield BPY Retail Holdings I LLC	26,962,304	3.0%	22,222,290	30.1%	26,962,304	22,222,290	0	0.0%
Brookfield BPY Retail Holdings II LLC	53,000,412	6.0%	0	0.0%	53,000,412	0	0	0.0%
Brookfield Retail Holdings V Fund B LP	475,691	0.0%	88,444	0.1%	475,691	88,444	0	0.0%
Brookfield Retail Holdings V Fund D LP	3,215,065	0.4%	597,766	0.8%	3,215,065	597,766	0	0.0%
Brookfield Retail Holdings II Sub II LLC(1)	21,918,095	2.5%	8,323,090	11.3%	21,918,095	8,323,090	0	0.0%
Brookfield Retail Holdings III Sub II LLC	393,206	0.0%	73,653	0.1%	393,206	73,653	0	0.0%
Brookfield Retail Holdings IV-A Sub II LLC	5,211,666	0.6%	1,139,373	1.6%	5,211,666	1,139,373	0	0.0%
Brookfield Retail Holdings IV-B Sub II LLV	90,403	0.0%	16,996	0.0%	90,403	16,996	0	0.0%
Brookfield Retail Holdings IV-C Sub II LLC	1,787,449	0.2%	387,205	0.5%	1,787,449	387,205	0	0.0%
Brookfield Retail Holdings IV-D Sub II LLC	1,794,314	0.2%	387,205	0.5%	1,794,314	387,205	0	0.0%
Brookfield Retail Holdings VII LLC	79,094,965	9.0%	0	0.0%	79,094,965	0	0	0.0%
Brookfield Retail Holdings Warrants LLC	22,706,486	2.5%	18,714,651	25.3%	22,706,486	18,714,651	0	0.0%
BW Purchaser, LLC	19,932,785	2.1%	16,428,571	22.2%	19,932,785	16,428,571	0	0.0%
Abu Dhabi Investment Authority(2)	38,454,072	4.1%	5,549,327	7.5%	36,454,072	5,549,327	2,000,000	0.2%

(1)
By virtue of its status as an investor in Brookfield Retail Holdings II Sub II LLC, Future Fund Board of Guardians may be deemed to beneficially own 2.45% of the outstanding shares of our common stock. By virtue of the various agreements and arrangements among the Brookfield entities, Future Fund Board of Guardians may be deemed to be a member of a “group” with certain Brookfield entities. Each of Brookfield BPY Retail Holdings I LLC, Brookfield Retail Holdings Warrants LLC, Brookfield Retail Holdings II Sub II LLC, Brookfield Retails Holdings III Sub II LLC, Brookfield Retails Holdings IV-A Sub II LLC, Brookfield Retail Holdings IV-B Sub II LLC, Brookfield Retail Holdings IV-C Sub II LLC, Brookfield Retail Holdings IV-D Sub II LLC, Brookfield Retail Holding VII LLC, BW Purchaser LLC, Brookfield BPY Retail Holdings II LLC, Brookfield Retail Holdings V Fund B LP, Brookfield Retail Holding V Fund D LP, BPY Retail II LLC, BPY Retail IV LLC, BPY Retail V LLC and BPY Retail VI LLC (collectively, the “Investment Vehicles”) expressly disclaims, to the extent permitted by applicable law, beneficial ownership of any shares of our common stock and warrants held by each of the other Investment Vehicles and Abu Dhabi Investment Authority. The address of each entity is c/o Brookfield BPY Retail Holding I LLC, Brookfield Place, 250 Vesey Street, 15th fl. New York, New York 10281-1023.

(2)
Pursuant to an investment management agreement, Brookfield Asset Management Private Institutional Capital Adviser US, LLC, an affiliate of the Investment Vehicles, acts as the investment manager for Abu Dhabi Investment Authority with respect to 36,454,072 shares of our common stock and 5,549,327 warrants held by Abu Dhabi Investment Authority and has the authority to vote such shares and (under certain circumstances) to exercise such warrants on behalf of Abu Dhabi Investment Authority. In addition such investment management agreement provides that Brookfield Asset Management Private Institutional Capital Adviser US, LLC will have a right of first offer in connection with any proposed sale, transfer, disposition or withdrawal by Abu Dhabi Investment Authority of such shares of our common stock or such warrants. By virtue of such investment management agreement, Abu Dhabi Investment Authority may be deemed to be a member of a “group” with certain Brookfield entities. Abu Dhabi Investment Authority expressly disclaims, to the extent permitted by applicable law, beneficial ownership of any shares of our common stock and warrants held by the Investment Vehicles or any other Brookfield entities.

(3)
Number of shares beneficially owned includes 10,098,405 shares of our common stock issuable upon the exercise of Brookfield Retail Holdings II Sub II LLC’s warrants, 89,3563 shares of our common stock issuable upon the exercise of Brookfield Retail Holding III Sub II LLC’s warrants, 1,382,401 shares of our common stock issuable upon the exercise of Brookfield Retail Holdings IV-A Sub II LLC’s warrants, 20,621 shares of our common stock issuable upon the exercise of Brookfield Retail Holdings IV-B Sub II LLC’s warrants, 469,796 shares of our common stock issuable upon the exercise of Brookfield Retail Holding IV-C Sub II LLC’s warrants, 469,796 shares of our common stock issuable upon the exercise of Brookfield Retail Holdings IV-D Sub II LLC’s warrants, 22,706,486 shares of our common stock issuable upon the exercise of Brookfield Retail Holdings Warrants LLC’s warrants, 26,962,304 shares of our common stock issuable upon the exercise of Brookfield BPY Retail Holding I LLC’s warrants, 19,932,785 shares of our common stock issuable upon the exercise of BW Purchaser LLC’s warrants, 107,309 shares of our common stock issuable upon the exercise of Brookfield Retail Holdings V Fund B LP’s warrants, 725,269 shares of our common stock issuable upon the exercise of Brookfield Retail Holdings V Fund D LP’s warrants, and 6,732,998 shares of our common stock issuable upon the exercise of Abu Dhabi Investment Authority’s warrants.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and to the purchase, ownership and disposition of our common stock and warrants. Except where noted, this summary deals only with common stock and warrants held as capital assets. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, (the “Code”), regulations promulgated thereunder and judicial and administrative rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to address all aspects of U.S. federal income taxation that may affect particular investors in light of their individual circumstances, or certain types of investors subject to special treatment under the U.S. federal income tax laws, such as persons that mark to market their securities, financial institutions (including banks), individual retirement and other tax-deferred accounts, tax-exempt organizations, regulated investment companies, REITs, “controlled foreign corporations”, “passive foreign investment companies”, broker-dealers, former U.S. citizens or long-term residents, life insurance companies, persons that hold common stock or warrants as part of a hedge against currency or interest rate risks or that hold common stock or warrants as part of a straddle, conversion transaction or other integrated investment, or U.S. holders that have a functional currency other than the U.S. dollar. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or any estate, gift or alternative minimum tax consequences.

For purposes of this summary, a “U.S. holder” is a beneficial owner of common stock or warrants that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•
a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, if (a) a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

For purposes of this summary, a “non-U.S. holder” is a beneficial owner of common stock or warrants that is not a U.S. holder or a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes).
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of common stock or warrants, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock and warrants.

We urge you to consult your own tax advisor regarding the specific federal, state, local, foreign and other tax consequences to you of ownership of our shares or warrants and of our election to be taxed as a REIT, including potential changes in applicable tax laws.

Taxation of General Growth Properties, Inc.

General

This section is a summary of certain federal income tax matters of general application pertaining to us under the Code. The provisions of the Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law. This summary is qualified in its entirety by the applicable Code provisions, regulations, and administrative and judicial interpretations thereof, all of which are subject to change, possibly retroactively.

We elected to be treated as a REIT in connection with the filing of our tax return for 2010. Such election was retroactive to July 1, 2010, the date of our incorporation. We believe that, commencing with such taxable year, we have been organized and have operated, and are continuing to operate, in a manner so as to qualify as a REIT for U.S. federal income tax purposes. In connection with this registration, Arnold & Porter LLP, our special REIT tax counsel, has delivered an opinion to us that, we are qualified to be taxed as a REIT for our taxable years ended December 31, 2010 through December 31, 2015 and that our organization and current and proposed method of operation will enable us to meet the requirements for qualification as a REIT under the Code for our taxable year ending December 31, 2016 and in the future.

It must be emphasized that the opinion of Arnold & Porter LLP is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by us regarding our organization, assets and the past, present and future conduct of our business operations. However, such opinion is not binding on the Internal Revenue Service (“IRS”) or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions or that we will be able to achieve our goals and thus qualify or continue to qualify to be taxed as a REIT.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Arnold & Porter LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests (discussed below), some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT. Arnold & Porter’s opinion will not foreclose the possibility that we may have to use one or more REIT savings provisions discussed below, which could require use to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. Arnold & Porter LLP has no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed in the opinion, or of any subsequent change in the applicable law.

If we qualify as a REIT, we generally will not be subject to federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that generally results from investment in a corporation. However, notwithstanding our qualification as a REIT, we will be subject to federal income tax as follows:

•
We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. For this purpose, REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

•	We may, under certain circumstances, be subject to the “alternative minimum tax” on our items of tax preference.

•
If we have (a) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income. Foreclosure property generally consists of property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•
We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•
If we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have nonetheless maintained our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the excess of 75% of our gross income over the amount of such income attributable to sources which qualify under the 75% gross income test (as discussed below) and (2) the excess of 95% of our gross income over the amount of such income attributable to sources which qualify under the 95% gross income test (discussed below), multiplied by (b) a fraction intended to reflect our profitability.

•
If we should fail to satisfy any of the REIT asset tests discussed below (other than a de minimis failure of the 5% or 10% asset tests, as discussed below), due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail the applicable test.

•
If we should fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or asset tests) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each failure.

•
If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Any REIT ordinary income and capital gain net income on which an income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the amount of this tax.

•
If we acquire any asset from a C corporation, in a transaction in which the tax basis of the asset in our hands is determined by reference to the tax basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the applicable recognition period, then we will generally be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) the adjusted tax basis in the asset, in each case, determined as of the beginning of the applicable recognition period. The results described in this paragraph with respect to the recognition of gain assume that certain elections specified in applicable Treasury Regulations are forgone by the corporation from which the assets are acquired.

•
We may be subject to a 100% tax on some items of income or expense that are directly or constructively paid between a taxable REIT subsidiary (as described below) and a REIT if and to the extent that the IRS disputes the reported amounts of these items.

•
If we elect to retain the proceeds from the sale of assets that result in net capital gain, we will be required to pay tax at regular corporate tax rates on the retained net capital gain; each stockholder will be required to include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, and each of our stockholders will receive a credit or refund for the stockholder’s proportionate share of the tax we pay.

•	We may be required to pay penalties under certain circumstances, including if we fail to meet certain record keeping requirements.

Furthermore, notwithstanding our status as a REIT, we may have to pay certain state and local income taxes because not all states and localities treat REITs the same as they are treated for federal income tax purposes. We could also be subject to foreign taxes on investments and activities in foreign jurisdictions. In addition, certain of our subsidiaries are subchapter C corporations which generally have elected to be treated as taxable REIT subsidiaries (“TRS”) if required to have us meet the REIT asset tests, the earnings of which are subject to federal corporate income tax. Finally, we could also be subject to tax in certain situations and on certain transactions not presently contemplated.

Requirements for qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or transferable certificates of beneficial interest;

(3)	which would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;

(4)	which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(5)	beneficial ownership of which is held by 100 or more persons;

(6)
in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities);

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

(8)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Code provides that the first four conditions must be met during the entire taxable year, and that the fifth condition must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of the sixth condition, specified tax-exempt entities (but generally excluding trusts described in Section 401(a) and exempt under Section 501(a) of the Code) generally are treated as individuals and other entities, including pension funds, are subject to “look-through” attribution rules to determine the individuals who constructively own the stock held by the entity.

We believe we have operated and intend to continue to operate in a manner so as to satisfy each of the above conditions. In addition, with regard to the fifth and sixth conditions described above, our certificate of incorporation provides certain restrictions regarding transfers of our shares, which provisions are intended to assist us in satisfying these share ownership requirements. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements or otherwise fail to meet the conditions described above, we will fail to qualify as a REIT. See our discussion under “-Failure to qualify as a REIT” for a discussion of the implications of such failure to qualify as a REIT. However, if we comply with certain rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in the sixth condition described above, we will be treated as having met this requirement.

To monitor compliance with the share ownership requirements, we are required to maintain records regarding the actual ownership of our shares. To do so, each year we must demand from the record holders of certain percentages of our stock written statements in which the record holders are to disclose the persons required to include in gross income our REIT dividends. A stockholder who fails or refuses to comply with the demand must submit a statement with his or her tax return disclosing the actual ownership of the shares and certain other information.

In addition, we must use a calendar year for federal income tax purposes, satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, and comply with the recordkeeping requirements of the Code and regulations promulgated thereunder. We use a calendar year, and intend to satisfy the relevant filing, administrative, recordkeeping, and other requirements established by the IRS, the Code, and regulations promulgated thereunder that must be met to elect and maintain REIT status.

Gross income tests

In order to maintain qualification as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income, for each taxable year must be derived directly or indirectly from certain investments relating to real property or mortgages on real property, including “rents from real property,” gains from the sale of real estate assets or shares in other REITs, dividends from other REITs and, in certain circumstances, interest or income from certain types of temporary investments. Second, at least 95% of our gross income for each taxable year must be derived from income that is qualifying income for purposes of the 75% gross income test, other types of dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing. Gross income from prohibited transactions, cancellation of indebtedness and certain income and gain from hedging transactions is excluded from both income tests. Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests.

For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, an amount that depends in whole or in part on the income or profits of a debtor is not excluded from the term “interest” to the extent the amount is attributable to qualified rents received by the debtor if the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property. To the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

Rents that we receive will qualify as “rents from real property” in satisfying the gross income requirements described above only if certain conditions, including the following, are met. First, the amount of rent generally must not depend in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from qualifying as “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, an amount that depends in whole or in part on the income or profits of a debtor is not excluded from the term ‘‘rents from real property’’ to the extent the amount is attributable to qualified rents received by the debtor if the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property. Second, except for certain rents received from a TRS, rents received from a tenant will not qualify as “rents from real property” if the REIT (or an actual or constructive owner of 10% or more of the REIT) actually or constructively owns 10% or more of the tenant. Our articles of incorporation prohibits transfers of our stock that would cause us to own actually or constructively, 10% or more of the ownership interests in any non-TRS lessee. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a tenant. Amounts received from the rental of up to 10% of a property to a TRS will qualify as “rents from real property” so long as at least 90% of the leased space of the property is rented to third parties and the rents received are substantially comparable to rents received from other tenants of the property for comparable space.

Third parties for this purpose means persons other than TRSs or related parties. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.”

In addition, for rents received to qualify as “rents from real property,” a REIT generally must not operate or manage the property or furnish or render non-customary services to the tenants of such property, other than through an independent contractor from which the REIT derives no revenue or through a TRS. A REIT is permitted to directly perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. Moreover, a REIT may provide non-customary services to tenants of, or operate or manage, a property without disqualifying all of the rent from the property if the payment for such services or operation or management of the property does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services or operation or management is deemed to be at least 150% of the direct cost of providing the services or providing the operation or management.

Although our affiliates may perform development, construction and leasing services for, and may operate and manage, certain properties directly without using an “independent contractor,” we believe that, in almost all instances, the only services to be provided to lessees of these properties will be those usually or customarily rendered in connection with the rental of space for occupancy only. To the extent any non-customary services or operation or management are provided, such services, operation or management will generally (although not necessarily in all cases) be performed by a TRS. In any event, we intend that the amounts we receive for non-customary services or operation or management that may constitute “impermissible tenant service income” from any one property will not exceed 1% of the total amount collected from such property during the taxable year.

Our share of any dividends received from any corporation (including any TRS but excluding any REIT ), will generally qualify under the 95% gross income test but not under the 75% gross income test. We do not anticipate that we will receive sufficient dividends from such persons to cause us to exceed the limit on nonqualifying income under the 75% gross income test.

If the IRS successfully asserts that any amount of interest, rent, or other deduction of a TRS for amounts paid to us exceeds amounts determined at arm’s length, the IRS’s adjustment of such an item could trigger a 100% excise tax which would be imposed on the portion that is excessive. See “-Penalty tax” below. Taking into account our anticipated sources of nonqualifying income, we believe that our aggregate gross income from all sources will satisfy the income tests applicable to us. However, we may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring of our income. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attached a schedule of the sources of our income to our tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. See “Failure to qualify as a REIT” below for a discussion of the implications of such failure to qualify as a REIT. As discussed above in “- General,” even where these relief provisions apply, we would be subject to a penalty tax based upon the amount of our non-qualifying income.

Asset tests

At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets at the end of each quarter must consist of real estate assets, cash, cash items and U.S. government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering by us or a public debt offering by us with a term of at least five years, but the stock or debt instrument qualifies as a “real estate asset” only for the one-year period beginning on the date that we receive the proceeds of the offering. For taxable years beginning after December 31, 2015, the term “real estate assets” also includes debt instruments of publicly offered REITs, personal property securing a mortgage secured by both real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, and personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease.
Second, not more than 25% of the value of our total assets may be represented by securities (other than those securities that qualify for purposes of the 75% asset test).

Third, not more than 25% of the value of our total assets (20% with respect to taxable years beginning after December 31, 2017) may be represented by the securities of one or more TRSs.

Fourth, except for securities that qualify for purposes of the 75% asset test and investments in our qualified REIT subsidiaries and our TRSs (each as described below), the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer, except, in the case of the 10% value test, certain “straight debt” securities. Certain types of securities are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property, any security issued by a REIT or a qualified REIT subsidiary (as described below), and interests in certain partnerships (which are subject to a look-thru rule as described below). In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or other entity classified as a partnership for U.S. federal income tax purposes in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or other entity (rather than solely our interest in the capital of the partnership or other entity), excluding for this purposes certain securities described in the Code.

Fifth, for taxable years beginning after December 31, 2015, not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs to the extent those debt instruments would not be real estate assets but for the inclusion of debt instruments of publicly offered REITs in the meaning of real estate assets effective for taxable years beginning after December 31, 2015, as described above.

The asset tests described above must be satisfied at the close of each quarter of our taxable year in which we (directly or through our partnerships, other entities classified as partnerships or qualified REIT subsidiaries) acquire securities in the applicable issuer, increase our ownership of securities of the issuer (including as a result of increasing our interest in a partnership or other entity which owns the securities), or acquire other assets. For example, our indirect ownership of securities of an issuer through a partnership or other entity classified as a partnership for U.S. federal income tax purposes may increase as a result of our capital contributions to the partnership or other entity. After initially meeting the asset tests at the close of any quarter as a REIT, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interests in a partnership or other entity), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the values of our assets to ensure compliance with the asset tests. In addition, we intend to take any actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we are deemed to have met the 5% and 10% asset tests if (1) the value of our nonqualifying assets does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10 million and (2) we dispose of the nonqualifying assets or otherwise satisfy these tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) a different period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking certain required steps, including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) a different period of time prescribed by Treasury Regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS.

Although we expect to satisfy the asset tests described above and plan to take steps to ensure that we satisfy these tests for each quarter with respect to which we are required to apply the tests, there can be no assurance that we will always be successful or that we will not require a reduction in our overall interest in an issuer (including in a TRS). If we fail to cure any noncompliance with an asset test in a timely manner and the relief provisions described above do not apply, we will cease to qualify as a REIT.

Ownership of interests in partnerships and other entities classified as partnerships

We may own and operate one or more properties through partnerships and other entities classified as partnerships for U.S. federal income tax purposes. Treasury Regulations provide that if we are a partner in a partnership, we are deemed to own our proportionate share of the assets of the partnership based on our interest in partnership capital, subject to special rules relating to the 10% REIT asset test described above. Also, we are deemed to be entitled to our proportionate share of the income of the partnership. The assets and gross income of the partnership retain the same character in our hands for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include the partnership’s share of assets and items of income of any partnership in which it owns an interest. The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are classified as partnerships for U.S. federal income tax purposes.

We may have direct or indirect control of certain partnerships and other entities classified as partnerships and intend to continue to operate them in a manner consistent with the requirements for qualification as a REIT. From time to time we may be a limited partner or non-managing member in certain partnerships and other entities classified as partnerships. If a partnership or other entity in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in the entity.

In addition, a partnership or other entity could take an action which could cause us to fail a REIT income or asset test, and we might not become aware of the action in time to dispose of our interest in the applicable entity or take other corrective action on a timely basis. In this case, unless we are entitled to relief, as described above, we will fail to qualify as a REIT.

Ownership of interests in qualified REIT subsidiaries

We may from time to time own and operate certain properties through wholly owned corporate subsidiaries (including entities which, absent the application of the provisions in this paragraph, would be treated as associations classified as corporations for U.S. federal income tax purposes) that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock, and if we do not elect with the subsidiary to treat it as a “TRS,” as described below. A qualified REIT subsidiary is not treated as a separate corporation for U.S. federal income tax purposes. All assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code, including the REIT qualification tests. Thus, in applying the federal tax requirements described herein, any corporations in which we own a 100% interest (other than any taxable REIT subsidiaries) are disregarded, and all assets, liabilities and items of income, deduction and credit of these corporations are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of the issuer’s securities or more than 5% of the value of our total assets.

Ownership of interests in taxable REIT subsidiaries

We may from time to time own corporate subsidiaries treated as TRSs. A TRS is a corporation other than another REIT or a qualified REIT subsidiary in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a TRS. A TRS also includes any corporation other than a REIT with respect to which a TRS owns, directly or indirectly, securities possessing more than 35% of the total voting power or value of the securities of the corporation. A TRS generally may engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT, except that a TRS may not directly or indirectly operate or manage a lodging or healthcare facility or directly or indirectly provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging or healthcare facility is operated, except in certain limited circumstances permitted by the Code. A TRS or other taxable corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our shareholders. In addition, a TRS may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the TRS’s debt-to-equity ratio and interest expense are not satisfied. Our ownership of securities of taxable REIT subsidiaries will not be subject to the 5% or 10% asset tests described above. See “Asset tests” above.

Unlike a qualified REIT subsidiary, the income and assets of a TRS are not attributed to us for purposes of the conditions that we must satisfy to maintain our REIT status. Accordingly, the separate existence of a TRS is not ignored for U.S. federal income tax purposes. Rather, for REIT asset and income testing purposes, we take into account our interest in a TRS’s securities and the income and gain we derive therefrom. Certain restrictions are imposed on our ability to own, and our dealings with, taxable REIT subsidiaries. These restrictions are intended to ensure that taxable REIT subsidiaries comprise a limited amount of our business (e.g., the securities of our taxable REIT subsidiaries cannot comprise more than 25% of the value of our total assets; 20% with respect to taxable year beginning after December 31, 2017) and that taxable REIT subsidiaries remain subject to an appropriate level of federal income taxation.

Ownership of interests in subsidiary REITs

Substantially all of our directly held assets will be interests in one or more subsidiary REITs. Our interests in subsidiary REITs are treated as qualifying real estate assets for purposes of the REIT asset requirements, and any dividend income or gains derived from such interests will generally be treated as income that qualifies for purposes of the REIT 75% and 95% income requirements, provided, in each case, that our subsidiary REITs continue to qualify as REITs. We and our subsidiary REITs are separate entities, each of which intends to qualify as a REIT, and each of which must independently satisfy the various REIT qualification requirements as described herein. The failure of one or more of our subsidiary REITs to qualify as a REIT, however, could result in our inability to qualify as a REIT as well.

Distribution requirements

In order to qualify as a REIT, we must distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”; and

•	90% of our after-tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income,” as described below.

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and excluding our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, and any like-kind exchanges that are later determined to be taxable.

Such dividend distributions generally must be made in the taxable year to which they relate or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. Any dividends declared in the last three months of the taxable year, payable to shareholders of record on a specified date during such period, will be treated as paid on December 31 of such year if such dividends are distributed during January of the following year. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular ordinary or capital gain (as applicable) corporate tax rates.
We intend to make timely distributions sufficient to satisfy these annual distribution requirements. It is possible, however, that from time to time we may not have sufficient cash to meet the 90% distribution requirement due to timing differences between (a) the actual receipt of cash, and (b) the inclusion of certain items in income by us for federal income tax purposes. In the event that such timing differences occur, in order to meet the 90% distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable distributions of property.

For taxable years beginning on or before December 31, 2014, in order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be “preferential distributions.” A dividend is not a preferential distribution if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents. For taxable years beginning after December 31, 2014, preferential dividends are generally not excluded from our distribution requirement, assuming we qualify as a “publicly offered” REIT. We believe that we are, and expect we will continue to be, a “publicly offered” REIT. This rule allowing preferential distributions to count towards satisfaction of the distribution requirement does not extend to any of our subsidiary REITs that are not “publicly offered,” although the IRS has been given authority to provide remedies if the preferential dividend is inadvertent or due to reasonable cause and not willful neglect.

Under certain circumstances, we may be permitted to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid losing our REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required, however, to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax to the extent that the amounts we actually distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) are less than the sum of 85% of our REIT ordinary income for the year, 95% of our REIT capital gain net income for the year and any undistributed taxable income from prior periods. Any REIT ordinary income and capital gain net income on which an income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the amount of this tax. We intend to make timely distributions sufficient to satisfy this annual distribution requirement.

Prohibited transaction income

Any gain that we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business (but excluding foreclosure property), either directly or through our partnerships or disregarded subsidiary entities, generally is treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all of the facts and circumstances surrounding the particular transaction. The Code includes a safe-harbor provision that treats a sale as not constituting a prohibited transaction. We cannot provide assurance that we can comply with such safe harbor provisions.

We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may contend that one or more of these sales is subject to the 100% penalty tax on income from prohibited transactions.

Penalty tax

Any redetermined rents, redetermined TRS service income, redetermined deductions or excess interest we generate are subject to a 100% penalty tax. In general, redetermined rents are rents from real property earned by us that are overstated as a result of any services furnished to any of our tenants by one of our taxable REIT subsidiaries, and redetermined TRS service income is income earned by the TRS for services provided to us. Redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive do not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

We intend that, in all instances we interact with our TRSs on an arm’s length basis, although fees paid for services rendered to tenants may not satisfy the safe harbor provisions referenced above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to reflect their respective incomes clearly. If the IRS successfully makes such an assertion, we will be required to pay a 100% penalty tax on the excess of an arm’s length fee with respect to these four categories.

Failure to qualify as a REIT

Specified cure provisions may be available to us in the event that we discover a violation of a provision of the Code that would otherwise result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and assets tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at the applicable regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT are not deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, stockholders taxed as individuals currently will be taxed on these dividends at a maximum rate of 20% assuming the relevant holding periods have been met, and corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. We cannot determine whether, under all circumstances in which we discover a violation of any of these provisions of the Code, we will be entitled to this statutory relief.

Taxation of U.S. Holders

Distributions on common stock

If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of our common stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends, other than capital gain dividends, and certain amounts that have been previously subject to corporate level tax, discussed below, will be taxable to U.S. holders as ordinary income. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations.

To the extent that we make distributions on shares of our common stock in excess of our current and accumulated earnings and profits, the amount of these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the U.S. holder’s adjusted tax basis in the U.S. holder’s shares of our common stock by the amount of the distribution, but not below zero. The amount of any distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in the holder’s shares will be taxable as capital gain.

The gain will be taxable as long-term capital gain if the shares have been held for more than one year at the time of the distribution.

The IRS has ruled that if total distributions for two or more classes of shares are in excess of current and accumulated earnings and profits, dividends must be treated as having been distributed to those shareholders having a priority under the organizational documents before any distribution to shareholders with lesser priority. Therefore, our earnings and profits generally will be allocated first to distributions with respect to our Series A shares.

Distributions that we declare in October, November, or December of any year and that are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the distribution on or before January 31 of the following calendar year.

U.S. holders may not include in their own income tax returns any of our net operating losses or capital losses. Taxable distributions from us and gain from the disposition of our stock will not be treated as passive activity income; however, such amounts will be treated as investment income for purposes of the investment interest limitations.

To the extent that we pay a portion of a dividend in shares of our common stock, U.S. holders may be required to pay tax on the entire amount distributed, including the portion paid in shares of our common stock, in which case the holders might be required to pay the tax using cash from sources other than our company. If a U.S. holder sells the shares of our common stock that the holder receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the distribution, depending on the market price of our shares of common stock at the time of the sale, and, if greater, a U.S. holder will incur additional taxable gain and possibly additional tax liability.

Certain events, such as adjustments to the exercise price of our outstanding warrants, could, in some circumstances, result in a deemed taxable distribution to a U.S. holder of our common stock if the adjustment has the effect of increasing the proportionate interest of the U.S. holder in our earnings and profits or assets, without regard to whether the U.S. holder receives any cash or other property. However, adjustments to the exercise price of the warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interests of U.S. holders generally will not result in a taxable deemed distribution. In the event of a deemed taxable distribution, a U.S. holder’s basis in its common stock will be increased by the amount of the taxable distribution. If a taxable deemed distribution occurs, such deemed distribution would be taxable as a dividend, return of capital or capital gain in accordance with the rules discussed herein, and U.S. holders may recognize income as a result even though they receive no cash or property.

Capital gain dividends.

Dividends that we properly designate as capital gain dividends will be taxable to our U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that the gain does not exceed our actual net capital gain for the taxable year, and, for taxable years beginning after December 31, 2015, may not exceed our dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year.. We are required to designate which maximum rate bracket is applicable to each category of capital gain dividends, which currently are taxable to non-corporate U.S. holders at a maximum 20% rate or 25% rate (with respect to unrecaptured Section 1250 gains). If we fail to designate the applicable bracket, all capital gain dividends will be taxable to non-corporate U.S. holders at the 25% rate. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Retention of net capital gains.

We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gain. If we make this election, we will pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. holder generally will:

•
include the holder’s pro rata share, based on its shareholdings on the last day of our taxable year, of our undistributed net capital gain in computing the holder’s long-term capital gains in the holder’s return for the holder’s taxable year in which the last day of our taxable year falls;

•	be deemed to have paid the holder’s proportionate share of capital gain tax imposed on us on the designated amounts included in the holder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by the holder;

•	increase the adjusted tax basis of the holder’s common stock by the difference between the amount of includible capital gains and the tax deemed to have been paid by the holder; and

•	in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Qualified dividend income

A portion of distributions out of our current or accumulated earnings and profits may constitute “qualified dividend income” that is taxed to non-corporate U.S. holders at a maximum rate of 20% (the same as the maximum rate applicable to long-term capital gains) to the extent the amount is attributable to amounts described below, and we properly designate the amount as “qualified dividend income” and the relevant holding period requirements have been met. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

•	the qualified dividend income received by us during the taxable year from regular corporations (including any TRS) or from other REITs (if designated by these REITs as qualified dividend income);

•	the excess of any undistributed REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to this undistributed REIT taxable income; and

•
the excess of any income recognized during the immediately preceding year that is attributable to the sale of an asset acquired from a C corporation, in which the tax basis of the asset in our hands is determined by reference to the tax basis of the asset in the hands of the C corporation, over the federal income tax paid by us with respect to the built-in-gain.

Sale or other disposition of common stock

You will generally recognize capital gain or loss on a sale or other disposition of common stock. Your gain or loss will equal the difference between the proceeds you received and your adjusted tax basis in the common stock (for the initial basis of common stock acquired by exercise of a warrant, see “-Exercise of warrants”). The proceeds received will include the amount of any cash and the fair market value of any other property received for the common stock. If you are a non-corporate U.S. holder and your holding period for the common stock at the time of the sale or other disposition exceeds one year, such capital gain generally will, under current law, be subject to a reduced federal income tax rate. Your ability to offset ordinary income with capital losses is subject to limitations.

Sale or other taxable disposition of warrants

You will generally recognize capital gain or loss on a sale or other disposition of warrants. Your gain or loss will equal the difference between the proceeds you received and your adjusted tax basis in the warrants. The proceeds received will include the amount of any cash and the fair market value of any other property received for the warrants. A U.S. holder’s adjusted tax basis in the warrant generally will equal the U.S. holder’s cost to acquire the warrant, as adjusted in the manner described below, under “Adjustments under the warrants”. If you are a non-corporate U.S. holder and your holding period for the warrants at the time of the sale or other disposition exceeds one year, such capital gain generally will, under current law, be subject to a reduced federal income tax rate. Your ability to offset ordinary income with capital losses is subject to limitations.

Exercise of warrants

Because the warrants permit settlement though a cashless “net share settlement”, the U.S. federal income tax consequences of the exercise of a warrant are not entirely clear. It is expected that a U.S. holder exercising a warrant would not recognize gain or loss for U.S. federal income tax purposes because either (i) the warrant should be treated as an option to acquire common stock or (ii) the exercise of the warrant for common stock is treated as a tax free “recapitalization.” In either case, a U.S. holder’s initial tax basis in the common stock received (including any tax basis attributable to a fractional share of common stock), would equal such U.S. holder’s adjusted tax basis in the warrant exercised, increased by the amount of cash paid (if any) to exercise the warrant. If the warrant is treated as an option to acquire common stock, a U.S. holder’s holding period for the common stock received on exercise generally would commence on the day following the exercise. If exercise of the warrant is treated as a tax free recapitalization, a U.S. holder’s holding period generally would include the U.S. holder’s holding period for the warrant exercised.

Despite the foregoing, the IRS could take the position that the exercise of a warrant constitutes a taxable exchange resulting in gain or loss, which would be capital gain or loss. The amount of capital gain or loss recognized on such an exchange and its character as short term or long term would depend on the position taken by the IRS regarding the nature of that exchange. If the U.S. holder is treated as exchanging the warrants for shares of our common stock, the amount of capital gain or loss would be the difference between the fair market value of our common stock (and cash received in lieu of a fractional share of common stock), reduced by the amount of cash paid (if any) to exercise the warrants, and the U.S. holder’s adjusted tax basis in the warrants exchanged. In that case, the U.S. holder would have long term capital gain or loss if it has held the warrants for more than one year and the U.S. holder’s initial tax basis in the common stock received would equal its fair market value.

Alternatively-specifically if the exercising U.S. holder elects a cashless “net share settlement”-the IRS could take the position that the U.S. holder is treated as selling a portion of the warrants or underlying common stock for cash that is used to pay the exercise price for the warrants, in which case the amount of capital gain or loss would be the difference between that exercise price and the U.S. holder’s adjusted tax basis attributable to the warrants or common stock deemed sold. If the U.S. holder is treated as selling warrants, such U.S. holder would have long term capital gain or loss if the U.S. holder held the warrants for more than one year at the time of exercise. If the U.S. holder is treated as selling underlying common stock, such U.S. holder would have short term capital gain or loss. The U.S. holder’s initial tax basis in the common stock received would equal such U.S. holder’s adjusted tax basis in the warrants deemed exercised, increased by the U.S. holder’s deemed amount realized from the warrants or common stock deemed sold.

If you are a non-corporate U.S. holder and your holding period for the warrants at the time of the sale or other disposition exceeds one year, such capital gain generally will, under current law, be subject to a reduced federal income tax rate. Your ability to offset ordinary income with capital losses is subject to limitations.

A U.S. holder that receives cash in lieu of receipt of a fractional share of common stock should generally be treated as recognizing capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the adjusted tax basis allocable to the fractional share.

U.S. holders should consult their tax advisors regarding the tax consequences of the exercise of the warrants.

Lapse of warrants

A U.S. holder that allows a warrant to lapse would generally recognize a loss for U.S. federal income tax purposes equal to the adjusted tax basis of the warrant. In general, such a loss would be a capital loss, and would be a short term or long term capital loss depending on the U.S. holder’s holding period for the warrant.

Adjustments under the warrants

Certain events, such as adjustment of the exercise price of the warrants, could, in certain circumstances, result in a deemed taxable distribution to a U.S. holder of warrants if the adjustment has the effect of increasing the proportionate interest of the U.S. holder in our earnings and profits or assets, without regard to whether the U.S. holder receives any cash or other property. However, adjustments to the exercise price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interests of U.S. holders of the warrants generally will not result in a taxable deemed distribution. In the event of a deemed taxable distribution, a U.S. holder’s basis in its warrants will be increased by the amount of the deemed taxable distribution. If a taxable deemed distribution occurs, such deemed distribution would be taxable as a dividend, return of capital or capital gain in accordance with the rules discussed herein, and U.S. holders may recognize income as a result even though they receive no cash or property.

Additional Medicare Contribution Tax

An additional tax of 3.8% generally will be imposed on the “net investment income” of U.S. holders who meet certain requirements and are individuals, estates or certain trusts.

Among other items, “net investment income” generally includes gross income from dividends and net gain attributable to the disposition of certain property, such as shares of our common stock or warrants.  In the case of individuals, this tax will only apply to the extent such individual’s modified adjusted gross income exceeds $200,000 ($250,000 for married couples filing a joint return and surviving spouses, and $125,000 for married individuals filing a separate return).  U.S. holders should consult their tax advisors regarding the possible applicability of this additional tax in their particular circumstances.

Foreign Accounts

Certain payments made to “foreign financial institutions” in respect of accounts of U.S. holders at such financial institutions may be subject to withholding at a rate of 30%. U.S. Holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of our capital stock. See “-Taxation of non-U.S. Stockholders-Payments to Certain Foreign Financial Entities and Other Foreign Entities.”

Information Reporting and Backup Withholding

We are required to report to our U.S. holders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a holder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the holder’s federal income tax liability, provided the required information is timely furnished to the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any holders who fail to certify their non-foreign status. See “Taxation of non-U.S. Holders.”

Taxation of non-U.S. Holders

The following discussion addresses the rules governing federal income taxation of the purchase, ownership and disposition of our common stock or warrants by non-U.S. holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of federal income taxation and does not address state, local or non-U.S. tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances. We urge non-U.S. holders to consult their tax advisors to determine the impact of federal, state, local and non-U.S. income tax laws on the purchase, ownership and disposition of shares of our common stock or warrants, including any tax return filing and other reporting requirements.

Distributions

If you receive a distribution with respect to common stock or a deemed distribution with respect to our common stock or warrants resulting from an adjustment to the exercise price of the warrants that is neither attributable to gain from the sale or exchange of USRPIs nor designated by us as a capital gain dividend, such distribution will generally be taxed as ordinary income to the extent that the distribution is made out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). You generally will be subject to U.S. federal withholding tax at a 30% rate on the gross amount of such taxable dividend unless:

•
the dividend is effectively connected with your conduct of a U.S. trade or business (and you provide to the person who otherwise would be required to withhold U.S. tax an IRS Form W-8ECI (or suitable substitute or successor form) to avoid withholding); or

•
an applicable tax treaty provides for a lower rate of withholding tax (and you certify your entitlement to benefits under the treaty by delivering a properly completed IRS Form W-8BEN or W-8BEN-E) to the person required to withhold U.S. tax.

Under certain tax treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT.

Except to the extent provided by an applicable tax treaty, a dividend that is effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally (and, if you are a corporation, may also be subject to a 30% branch profits tax unless reduced by an applicable tax treaty).

A non-U.S. holder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock but not below zero. However, we may be required to withhold 15% of any distribution that exceeds our current and accumulated earnings and profits. If we cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we will treat the entire amount of any distribution as a taxable dividend. However, a non-U.S. holder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

A non-U.S. holder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock, if the non-U.S. holder otherwise would be subject to tax on gain from the sale or disposition of its stock as described below.

Capital gain dividends and distributions attributable to a sale or exchange of USRPIs.

A non-US holder (other than certain qualified foreign pension funds) may incur tax on distributions that are attributable to gain from the sale or exchange of United States real property interests (“USRPI”)s (whether or not designated as capital gain dividends) under special rules referred to as “FIRPTA”. Such gain will be treated as income effectively connected with a United States trade or business and non-U.S. holders generally will be taxed at the same rates applicable to U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. A non-U.S. corporate holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution.

For any year in which we qualify as a REIT, any distribution with respect to any class of stock which is “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market located in the United States, will not be treated as gain recognized from the sale or exchange of a USRPI if the non-U.S. holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of the distribution. Such non-U.S. holders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax for ordinary dividends discussed above. In addition, distributions to certain non-U.S. publicly traded stockholders that meet certain record-keeping and other requirements (“qualified stockholders”) are exempt from FIRPTA, except to the extent owners of such qualified stockholders that are not also qualified stockholders own, actually or constructively, more than 10% of our capital stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. stockholders should consult their tax advisors regarding the application of these rules. We expect the shares of our common stock will be considered “regularly traded” on an established securities market.

If a non-U.S. holder does not meet one of these exceptions, we will be required to withhold and to remit to the IRS 35% of the amount of any distributions paid by us to a non-U.S. holder that is designated as a capital gain dividend, or, if greater, 35% of the amount of any distributions paid by us to the non-U.S. holder that is permitted to be designated as a capital gain dividend, in either case, unless a lower treaty rate is applicable. If we designate a prior distribution as a capital gain dividend, we may be required to do “catch-up” on subsequent distributions to achieve the correct withholding. The amount withheld will be creditable against the non-U.S. holder’s U.S. federal income tax liability.

The treatment of income from distributions paid by us to a non-U.S. holder that we designate as capital gain dividends, other than distributions attributable to income arising from the disposition of a USRPI, is not clear. One example of such a scenario would be a distribution attributable to income from a disposition of non-U.S. real property. Such income may be (i) generally exempt from U.S. federal taxation or tax withholding, (ii) treated as a distribution that is neither attributable to gain from the sale or exchange of USRPIs nor designated by us as capital gain dividends (described above), or (iii) under one interpretation of the FIRPTA Treasury Regulations, subject to withholding at a 35% rate.

If capital gain dividends, other than those arising from the disposition of a USRPI, were to be exempt from U.S. federal taxation or tax withholding, a non-U.S. holder should generally not be subject to U.S. federal taxation on such distributions unless:

(1)
the investment in the non-U.S. holder’s shares of our common stock is treated as effectively connected with the holder’s United States trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case the holder will be subject to the same treatment as U.S. holders with respect to the gain, except that a non-U.S. holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed under “- Distributions” above; or

(2)
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

It is possible that a distribution paid by us to a non-U.S. holder that is attributable to gain from the sale or exchange of property (i.e., a capital gain dividend) that is not a USRPI may be subject to withholding under Treasury Regulations §1.1445-8, subjecting such distribution to a 35% withholding tax. In addition, it is possible that a distribution attributable to such a disposition could be treated as a dividend subject to 30% withholding on ordinary dividend distributions or at a lower treaty rate, as applicable. Currently, we do not believe that either of these characterizations is the correct interpretation of the treasury regulations and we may take the position that such distributions are generally exempt from U.S. federal taxation and tax withholding. However, even if we ultimately decide to take such a position, there can be no assurance that the IRS will agree with us. Even if we withhold amounts from such a distribution, the recipient of the distribution may be entitled to a refund from the IRS or other taxing authority with respect to some or all of the amount withheld. Non-U.S. holders should discuss the consequences of any withholding on capital gains distributions not attributable to a disposition of a USRPI with their tax advisors.

Retention of net capital gains

Although the law is not clear on the matter, we believe that amounts designated by us as retained capital gains in respect of the shares of our common stock held by non-U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as the treatment of actual distributions by us of capital gain dividends. Under this approach, a non-U.S. holder will be permitted to offset as a credit against the holder’s U.S. federal income tax liability resulting from the holder’s proportionate share of the tax we pay on retained capital gains, and to receive from the IRS a refund to the extent that the holder’s proportionate share of the tax paid by us exceeds the holder’s actual U.S. federal income tax liability.

Sale or other disposition of our common stock and warrants

You generally will not be subject to U.S. federal income tax on gain realized upon a sale or other disposition of common stock and warrants unless the shares or warrants constitute a USRPI Shares and warrants to acquire shares of any U.S. corporation are presumed to be a USRPI unless an exception from such status under the FIRPTA rules applies. There are effectively three exceptions from FIRPTA.

First, shares of our common stock and warrants will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which, at all times during a specified testing period, less than 50% in value of the shares of its stock or warrants is held directly or indirectly by non-U.S. holders. As a publicly traded REIT, unless we have actual knowledge to the contrary, we are permitted to treat all of our 5 percent-or-less shareholders as U.S. persons. We believe that we are a ‘‘domestically controlled qualified investment entity,’’ but we cannot guarantee such status.

Second, even if we are not a “domestically controlled qualified investment entity” at the time a non-U.S. holder sells or exchanges the holder’s shares of our common stock or warrants, gain will generally not be subject to taxation under FIRPTA as a sale of a USRPI if:

(1)
in the case of our common stock, our shares regularly traded on an established securities market and such non-U.S. holder owns or owned, actually and constructively, 10% or less of the shares of our common stock throughout the five-year period ending on the date of the sale or exchange; and

(2)
in the case of our warrants, either (a)(i) shares of our common stock are regularly traded on an established securities market (ii) our warrants are not considered regularly traded on an established securities market and (iii) such non-U.S. holder does not own, actually or constructively, warrants with a fair market value greater than the fair market value of 10% of the shares of our common stock, determined as of the date that such non-U.S. holder acquired its warrants, or (b)(i) our warrants are considered regularly traded on an established securities market and (ii) such non-U.S. holder owns or owned, actually and constructively, 10% or less of our warrants throughout the five-year period ending on the date of the sale or exchange.

We expect the shares of our common stock to be regularly traded on an established securities market.

Third, dispositions of our common stock by “qualified stockholders” are exempt from FIRPTA, except to the extent owners of such qualified stockholders that are not also qualified stockholders own, actually or constructively, more than 10% of our common stock. In addition, “qualified foreign pension funds” and certain entities wholly owned by such funds are not subject to tax on gains from the sale or exchange of USRPIs under FIRPTA. There are several requirements which must be met to satisfy the definitions of a “qualified foreign pension fund” or “qualified shareholder.” We strongly recommend that you consult with your own tax advisor with respect to either of these exemption from FIRPTA and your qualification as a “qualified foreign pension fund” or a “qualified shareholder.”

If gain on the sale or exchange of a non-U.S. holder’s shares of our common stock or warrants is subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to the gain in the same manner as a U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if at the time of the sale or exchange of shares of our common stock or warrants, the shares are not regularly traded on an established securities market, then the purchaser of the shares of our common stock or warrants will be required to withhold and remit an amount equal to 15% of the purchase price to the IRS.

Notwithstanding the foregoing, gain from the sale or exchange of shares of our common stock or warrants not otherwise subject to taxation under FIRPTA will be taxable to a non-U.S. holder if either (1) the investment in shares of our common stock or warrants is treated as effectively connected with the non-U.S. holder’s United States trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder) or (2) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, even if a sale or exchange of our shares would be exempt from FIRPTA because we are a “domestically controlled qualified investment entity,” upon disposition of shares of our common stock, a non-U.S. holder may be treated as having gain from the sale or exchange of USRPIs if the non-U.S. holder (1) disposes of the holder’s shares of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within a 61-day period beginning with the first day of the 30-day period described in the immediately preceding clause (1).

Exercise of warrants

Subject to the discussion above in “-Taxation of U.S. Holders-Exercise of warrants,” you will generally not recognize any income, gain or loss upon the exercise of the warrants, provided that warrants are exempt from tax under FIRPTA. However, if a disposition of the warrants would be subject to tax under FIRPTA as discussed above, the exchange of such warrants for common stock may be taxable (e.g., if the warrants are considered regularly traded on an established securities market and you own more than 10% of the total fair market value of warrants outstanding, but exercise your warrants for 10% or less of the total amount of our common stock outstanding). Non-U.S. holders should consult their tax advisors regarding the tax consequences of the exercise of the warrants.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with dividends on common stock or warrants and the proceeds of a sale or other disposition of common stock or warrants. A non-exempt U.S. holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding.

A non-U.S. holder may be subject to the U.S. information reporting and backup withholding on these payments unless the non-U.S. holder complies with certification procedures to establish that it is not a United States person. The certification requirements generally will be satisfied if the non-U.S. holder provides the applicable withholding agent with a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, stating, among other things, that such non-U.S. holder is not a United States person (within the meaning of the Code). Applicable Treasury Regulations provide alternative methods for satisfying this requirement. In addition, the amount of dividends on common stock or warrants paid to a non-U.S. holder, and the amount of any U.S. federal tax withheld therefrom, must be annually reported to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable tax treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

Payment of the proceeds of the sale or other disposition of common stock or warrants to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of common stock or warrants to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person or otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Applicable Treasury Regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these Treasury Regulations varies depending on the shareholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Payments to Certain Foreign Financial Entities and Other Foreign Entities

Withholding tax at a rate of 30% will be imposed on certain payments to shareholders or certain foreign financial institutions (including investment funds) and other non-U.S. entities receiving payments on behalf of a shareholder, including distributions in respect of our shares and gross proceeds from the sale or other disposition of our common stock or warrants, if such shareholder or such institutions fail to comply with certain due diligence and other reporting rules as set forth in Treasury Regulations. Accordingly, the entity through which our shares are held will affect the determination of whether such withholding is required. Withholding currently applies to payments of dividends and will apply to payments of gross proceeds from a sale of shares or warrants made after December 31, 2018. Shareholders that are otherwise eligible for an exemption from, or a reduction of U.S. withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. Additional requirements and conditions may be imposed pursuant to an intergovernmental agreement, if an when entered into, between the United States and such institution’s home jurisdiction. We will not pay any additional amounts to any shareholders or warrantholders in respect of any amounts withheld. You are encouraged to consult with your tax advisor regarding U.S. withholding taxes and the application of the pertinent Treasury Regulations in light of your particular circumstances.

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our shares or warrants

State, Local and Foreign Taxes

We are our subsidiaries and/or shareholders or warrantholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We own properties located in numerous U.S. jurisdictions, and may be required to file tax returns in some or all of these jurisdictions. Our state and local tax treatment and the state, local and foreign tax treatment and that of our shareholders or warrantholders may not conform to the U.S. federal income tax treatment discussed above. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our shares or warrants.

PLAN OF DISTRIBUTION

We are registering shares of our common stock and warrants issued or issuable to the selling securityholders to permit the resale of these shares of our common stock and warrants by the holders thereof from time to time after the date of this prospectus. We are registering (i) warrants issued to the Brookfield Investors, (ii) shares of our common stock issuable upon exercise of the warrants issued to the Brookfield Investors, and (iii) shares of our common stock issued to or subsequently acquired by the Brookfield Investors.

Some of the shares of our common stock and the warrants registered hereby were originally issued to the Brookfield Investors pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register such shares of our common stock and the warrants. We will pay all expenses of the registration of the shares of our common stock and the warrants pursuant to the registration rights agreements, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling securityholder will pay all underwriting discounts and selling commissions. We will indemnify the selling securityholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements or the selling securityholders will be entitled to contribution. We may be indemnified by the selling securityholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling securityholders specifically for use in this prospectus, in accordance with the registration rights agreements or we may be entitled to contribution.

We will not receive any proceeds from sales of any shares of our common stock or warrants by the selling securityholders.
We do not know when or in what amount the selling securityholders may offer the shares or warrants for sale. We expect that the offering price for our common stock will be based on the prevailing market price of our common stock at the time of sale. There is currently no established market price for the warrants. We expect that the offering price for the warrants will be based on the relationship between the exercise price of the warrants and the prevailing market price for our common stock at the time of sale.

The selling securityholders (or their pledgees, donees, transferees, distributees or successors in interest selling shares received from a named selling securityholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling securityholders)) may sell all or a portion of the shares of our common stock or warrants beneficially owned by them and registered hereby from time to time directly or through one or more underwriters, broker-dealers or agents, and any broker-dealers or agents may arrange for other broker-dealers or agents to participate in effecting sales of these securities. These underwriters or broker-dealers may act as principals, or as an agent of a selling securityholder. If the shares of our common stock or warrants are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of our common stock or warrants may be sold on any national securities exchange or automated interdealer quotation system on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in a variety of transactions, which may involve crosses or block transactions. The selling securityholders may use any one or more of the following methods when selling shares or warrants:

•
purchases by underwriters, brokers, dealers, and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders and/or the purchasers of the shares or warrants for whom they may act as agent;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
one or more block trades in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses in which the same broker acts as agent on both sides;

•	purchases by a broker or dealer (including a specialist or market maker) as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which the shares of our common stock or warrants are listed;

•	face-to-face privately negotiated transactions between sellers and purchasers without a broker-dealer;

•	an agreement between broker-dealers and the selling securityholders to sell a specified number of such shares or warrants at a stipulated price per share;

•
the pledge of shares or warrants as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the shares, the warrants or other interests in the shares;

•
settlement of short sales or transactions to cover short sales relating to the shares or warrants entered into after the effective date of the registration statement of which this prospectus is a part;

•	distributions to creditors, equity holders, partners and members of the selling securityholders;

•	transactions in options, swaps or other derivatives (whether listed on an exchange or otherwise);

•	sales in other ways not involving market makers or established trading markets, including direct sales to institutions or individual purchasers; and

•	any combination of the foregoing or by any other legally available means.

The selling securityholders may also transfer the shares of our common stock or warrants by gift. We do not know of any arrangements by the selling securityholders for the sale of any of the shares of our common stock or warrants.

The selling securityholders also may resell all or a portion of the shares of our common stock or the warrants in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Brokers or dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate in sales. If the selling securityholders effect such transactions by selling shares of our common stock or warrants to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders. Underwriters, brokers, dealers or agents may also receive compensation from the purchasers of shares of our common stock or warrants for whom they act as agents or to whom they sell as principals, or both. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to the prospectus contained in the registration statement, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM 2440-1 and NASD IM 2440-2.

In connection with sales of the shares of our common stock, the warrants or otherwise, the selling securityholders (or their pledgees, donees, transferees, distributees or successors in interest) may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of shares of our common stock or the warrants in the course of hedging in positions they assume. The selling securityholders may also sell these securities short, and if such short sale shall take place after the date that the registration statement is declared effective by the SEC, the selling securityholders may deliver the securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholders may also loan or pledge shares of our common stock or the warrants to broker-dealers that in turn may sell such securities, to the extent permitted by applicable law. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or one or more derivative transactions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling securityholders have been advised that they may not use securities registered on the registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

Subject to any applicable company policy, the selling securityholders (or their pledgees, donees, transferees, distributees or successors in interest) may, from time to time, pledge, hypothecate or grant a security interest in some or all of the securities registered by the registration statement owned by them and, if they default in the performance of their secured obligations, the pledgees, secured parties or persons to whom the securities have been hypothecated may offer and sell such securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling securityholders to include the pledgee, transferee, persons to whom the securities have been hypothecated or other successors in interest as selling securityholders under this prospectus. The plan of distribution for that selling securityholder’s shares of our common stock or the warrants will otherwise remain unchanged. The selling securityholders (or their pledgees, donees, transferees, distributees or successors in interest) also may transfer and donate the shares of our common stock or the warrants in other circumstances in which case the transferees, donees, pledgees, persons to whom the securities have been hypothecated or other successors in interest thereof will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders (or their pledgees, donees, transferees, distributees or successors in interest) and any broker-dealers or agents participating in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any profits realized by the selling securityholders and any compensation earned by such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. Selling securityholders (or their pledgees, donees, transferees, distributees or successors in interest) who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. We will make copies of this prospectus (as it may be amended or supplemented from time to time) available to the selling securityholders (or their pledgees, donees, transferees, distributees or successors in interest) for the purpose of satisfying any prospectus delivery requirements. Except as otherwise set forth herein, each selling securityholder has informed us that it is not a registered broker-dealer or is not an affiliate of a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock or the warrants. In no event shall any broker dealer receive fees, commissions and markups that, in the aggregate, would exceed eight percent (8%). Brookfield Private Advisors LLC, an affiliate of the Brookfield Investors, is a Delaware limited liability company formed on July 21, 2009 and a registered broker-dealer. Its registration with the SEC and Financial Industry Regulatory Authority (FINRA) was approved on March 31, 2010.

Under the securities laws of some states, the shares of our common stock or the warrants may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock or the warrants may not be sold unless such shares or the warrants have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling securityholders (or their pledgees, donees, transferees, distributees or successors in interest) may sell the shares or warrants covered by this prospectus from time to time, and may also decide not to sell all or any of the shares they are allowed to sell under this prospectus. The selling securityholders (or their pledgees, donees, transferees, distributees or successors in interest) will act independently of us in making decisions regarding the timing, manner, and size of each sale. There can be no assurance, however, that all or any of the shares or warrants will be offered by the selling securityholders. We know of no existing arrangements between any selling securityholders and any broker, dealer, finder, underwriter, or agent relating to the sale or distribution of the securities.

Each selling securityholder (or its pledgees, donees, transferees, distributees or successors in interest) and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock or the warrants by the selling securityholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our common stock or the warrants to engage in market-making activities with respect to the shares of our common stock or the warrants. All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock or the warrants.

To the extent permitted by applicable law, this plan of distribution may be modified in a prospectus supplement or otherwise. All of the foregoing may affect the marketability of the securities offered hereby. This offering will terminate on the date that all securities offered by this prospectus have been sold by the selling securityholders.

VALIDITY OF SECURITIES
The validity of the securities offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. Arnold & Porter LLP passed upon certain legal matters relating to our classification as a REIT for federal income tax purposes on behalf of us.
EXPERTS
The consolidated financial statements of General Growth Properties, Inc. (the “Company”) and the related consolidated financial statement schedule incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of our internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and the consolidated financial statement schedule and includes an explanatory paragraph relating to the Company's adoption of a new accounting standard, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials with the SEC at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. Our SEC filings can also be found on our website at www.ggp.com. Our website and the information on, or accessible through, our website is not part of or incorporated by reference into this prospectus or any accompanying prospectus supplement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents, unless they are specifically incorporated by reference into those documents. You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:
General Growth Properties, Inc.
ATTN: Investor Relations
110 N. Wacker Drive
Chicago, IL 60606
(312) 960-5000

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” information we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to such documents. The information incorporated by reference is an important part of this prospectus. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on February 19, 2016;
our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, filed on May 4, 2016;

•	our Current Report on Form 8-K, filed on April 29, 2016;

•	our Current Report on Form 8-K, filed on May 20, 2016;

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on November 5, 2010 under the Exchange Act; and

•
other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of any offering by this prospectus, except as to any portion of any future filings which is not deemed to be filed under those sections.

These documents may also be accessed on our website at www.ggp.com. Our website and the information on, or accessible through, our website is not part of or incorporated by reference into this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution
The following table is an itemization of the fees and expenses incurred or expected to be incurred in connection with the issuance and distribution of the securities being registered. The Registrant will bear all expenses of the offering of the securities registered hereby and all but the Securities and Exchange Commission (the “SEC”) registration fee are estimates and remain subject to future contingencies.

Securities and Exchange Commission registration fee	$660,558
Legal fees and expenses	+
Accounting fees and expenses	+
Printing fees and expenses	+
Transfer Agent Fees and expenses	+
Total	+
+ Estimated expenses are not presently known.

Item 15. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Registrant’s bylaws authorize the indemnification of their officers and directors, consistent with Section 145 of the DGCL. The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Registrant to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of the Registrant, arising out of the person’s services as a director or executive officer.
Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

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Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

The Registrant maintains standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to the Registrant with respect to indemnification payments that each may make to such directors and officers.
Item 16. Exhibits

Exhibit Number	Description of Exhibits
1.1*	Form of Underwriting Agreement.
2.1
Third Amended Plan of Reorganization, as modified, filed with the United States Bankruptcy Court for the Southern District of New York on October 21, 2010 (incorporated by reference to Exhibit 2.1 to Old GGP’s Current Report on Form 8-K dated October 21, 2010 which was filed with the SEC on October 26, 2010).

4.1
Amended and Restated Certificate of Incorporation of New GGP, Inc., dated November 9, 2010 (previously filed as Exhibit 3.1 to New GGP’s Current Report on Form 8-K dated November 9, 2010 which was filed with the SEC on November 12, 2010).

4.2
Amended and Restated Bylaws of New GGP, Inc., dated November 9, 2010 (incorporated by reference to Exhibit 3.2 to New GGP’s Current Report on Form 8-K dated November 9, 2010 which was filed with the SEC on November 12, 2010).

4.3
Amendment to Amended and Restated Bylaws of General Growth Properties, Inc. (formerly New GGP, Inc.), dated February 25, 2011 (incorporated by reference to Exhibit 3.1 to New GGP’s Current Report on Form 8-K dated February 25, 2011 which as filed with the SEC on March 1, 2011).

5.1+	Opinion of Sullivan & Cromwell LLP, dated May 23, 2016.
8.1+	Opinion regarding tax matters of Arnold & Porter LLP, dated May 23, 2016.
23.1+	Consent of Deloitte & Touche LLP, independent registered public accounting firm, relating to General Growth Properties, Inc.
23.2+	Consent of Sullivan & Cromwell LLP (included in the opinion filed as Exhibit 5.1 hereto).
23.3+	Consent of Arnold & Porter LLP (included in the opinion filed as Exhibit 8.1).
24.1+	Power of Attorney (included on signature page).
* To be filed by amendment with a prospectus supplement or incorporated by reference to a Current Report on Form 8-K.
+ Filed herewith.

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Item 17. Undertakings

1. The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i), (a)(ii) and (a)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act to any purchaser:

(a)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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5. The undersigned Registrant hereby undertakes that, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the Registrant; and

(d)	Any other communication that is an offer in the offering made by the Registrant to the purchaser.

6. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

8. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on May 23, 2016.

GENERAL GROWTH PROPERTIES, INC.
By: /s/ Sandeep Mathrani
Name: Sandeep Mathrani
Title: Chief Executive Officer

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POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, a Delaware corporation, which is filing a Registration Statement on Form S-3 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933 hereby constitute and appoint each of Sandeep Mathrani, Michael Berman and Marvin Levine (with full power to act alone), the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney shall not revoke or in any way modify any power of attorney previously executed by the undersigned.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

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Signature	Title	Date

/s/ Sandeep Mathrani	Director and Chief Executive Officer (Principal Executive Officer)
Sandeep Mathrani		May 23, 2016

/s/ Michael B. Berman	Chief Financial Officer (Principal Financial Officer)
Michael B. Berman		May 23, 2016

/s/ Tara L. Marszewski	Chief Accounting Officer (Principal Accounting Officer)
Tara L. Marszewski		May 23, 2016

/s/ Richard B. Clark	Director
Richard B. Clark		May 23, 2016

/s/ Mary Lou Fiala	Director
Mary Lou Fiala		May 23, 2016

/s/ J. Bruce Flatt	Director
J. Bruce Flatt		May 23, 2016

/s/ John K. Haley	Director
John K. Haley		May 23, 2016

/s/ Daniel B. Hurwitz	Director
Daniel B. Hurwitz		May 23, 2016

/s/ Brian W. Kingston	Director
Brian W. Kingston		May 23, 2016

/s/ David J. Neithercut	Director
David J. Neithercut		May 23, 2016

/s/ Mark R. Patterson	Director
Mark R. Patterson		May 23, 2016

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EXHIBIT INDEX

Exhibit Number	Description of Exhibits
1.1*	Form of Underwriting Agreement.
2.1
Third Amended Plan of Reorganization, as modified, filed with the United States Bankruptcy Court for the Southern District of New York on October 21, 2010 (incorporated by reference to Exhibit 2.1 to Old GGP’s Current Report on Form 8-K dated October 21, 2010 which was filed with the SEC on October 26, 2010).

4.1
Amended and Restated Certificate of Incorporation of New GGP, Inc., dated November 9, 2010 (previously filed as Exhibit 3.1 to New GGP’s Current Report on Form 8-K dated November 9, 2010 which was filed with the SEC on November 12, 2010).

4.2
Amended and Restated Bylaws of New GGP, Inc., dated November 9, 2010 (incorporated by reference to Exhibit 3.2 to New GGP’s Current Report on Form 8-K dated November 9, 2010 which was filed with the SEC on November 12, 2010).

4.3
Amendment to Amended and Restated Bylaws of General Growth Properties, Inc. (formerly New GGP, Inc.), dated February 25, 2011 (incorporated by reference to Exhibit 3.1 to New GGP’s Current Report on Form 8-K dated February 25, 2011 which as filed with the SEC on March 1, 2011).

5.1+	Opinion of Sullivan & Cromwell LLP, dated May 23, 2016.
8.1+	Opinion regarding tax matters of Arnold & Porter LLP, dated May 23, 2016.
23.1+	Consent of Deloitte & Touche LLP, independent registered public accounting firm, relating to General Growth Properties, Inc.
23.2+	Consent of Sullivan & Cromwell LLP (included in the opinion filed as Exhibit 5.1 hereto).
23.3+	Consent of Arnold & Porter LLP (included in the opinion filed as Exhibit 8.1).
24.1+	Power of Attorney (included on signature page).
* To be filed by amendment with a prospectus supplement or incorporated by reference to a Current Report on Form 8-K.
+ Filed herewith.

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